Exhibit 4.1

Execution Version

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF” SALE.

THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT DATED AS OF OCTOBER 12, 2022, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

AMENDED AND RESTATED CONVERTIBLE NOTE

Issuance Date: March 11, 2020 Amendment and Restatement Date: October 12, 2022	Principal: U.S. $50,000,000

FOR VALUE RECEIVED, SIENTRA, INC., a Delaware corporation (the “Company”), hereby promises to pay to Deerfield Partners, L.P. (the “Holder”) the principal amount of Fifty Million Dollars ($50,000,000) (the “Principal”) pursuant to, and in accordance with, the terms of that certain Facility Agreement (as defined below). The Company hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal, together with any unpaid Cash Settlement Amounts (as defined below), on the dates, at the rates and in the manner provided for in the Facility Agreement. This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time this “Note”) was originally issued on March 11, 2020, amended on September 28, 2021, and amended and restated on October 12, 2022 and is one of the “Original Loan Convertible Notes,” “Convertible Notes” and “Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Facility Agreement, dated as of October 12, 2022 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Deerfield Partners, L.P., as agent for the Secured Parties, and the other Facility Documents. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

Execution Version

This Note is subject to mandatory prepayment on the terms specified in the Facility Agreement. Except as expressly provided in the Facility Agreement, the Company has no right, but under certain circumstances may have an obligation, to make payments of Principal prior to the fourth anniversary of the Issuance Date. At any time an Event of Default exists, the Principal of this Note, together with all accrued and unpaid Interest, together with any unpaid Cash Settlement Amounts and any applicable premium due, if any, may be declared, or shall otherwise become, due and payable in the manner, at the price and with the effect provided in the Facility Agreement.

1. Definitions.

(a) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(i) “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

(ii) “Authorized Share Cap Amount” means (a) prior to the earlier to occur of December 26, 2022 and the consummation of a Qualified Equity Financing, 34,580,361 Shares and (b) following the earlier to occur of December 26, 2022 and the consummation of a Qualified Equity Financing, the result of 54,580,361 Shares, minus a number of Shares equal to the lesser of (y) 20,000,000 and (z) the Shortfall Share Number, in each case, subject to appropriate adjustment for any Stock Event that occurs following the Closing Date. For the avoidance of doubt, if a Qualified Equity Financing shall not have occurred prior to December 26, 2022, the Shortfall Share Number shall be zero (0) Shares.

(iii) “Authorized Share Conversion Restriction Period” means the period commencing on the Closing Date and ending on the earliest to occur of: (a) December 26, 2022, if as of such date the Company shall not have consummated an Equity Financing, (b) the later to occur of (y) the Charter Effective Time and, (x) if the Charter Amendment provides for a reverse split of the Common Stock, the Reverse Split Effective Time, and (c) such date after December 26, 2022 as there shall otherwise be sufficient authorized, unissued and unreserved (other than for issuance pursuant to the Convertible Notes and Warrants) Shares to provide for the issuance of the total number of Shares (including Additional Shares) that are then issuable (or may then become issuable) upon conversion of the Notes. Notwithstanding the foregoing, in the event the Stockholder Approval shall not have been obtained or the Charter Amendment Effective Time and, if applicable, the Reverse Split Effective Time shall not have occurred on or prior to April 12, 2023, such failure shall constitute an immediate Event of Default under the Facility Agreement and entitle the Lenders to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

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(iv) “Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock, limited liability company interests or other similar interests issued by that entity, but for the avoidance of doubt, excluding any debt securities convertible into such interests.

(v) “Cash Settlement Period” means the period commencing on the earlier of December 26, 2022 and the date a Major Transaction Notice is delivered (or is required to be delivered) in respect of a Major Transaction and ending upon the termination of the Authorized Share Conversion Restriction Period.

(vi) “Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote, in the election of directors of such person or (b) if such Person is not a corporation, to vote or otherwise participate in the election of the governing body, partners, managers or others that will control the management or policies of such person.

(vii) “Common Stock” means the common stock of the Company.

(viii) “Conversion Amount” means the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ix) “Conversion Price” means, as of any Conversion Date or other date of determination, $2.75 per share of Common Stock, subject to adjustment as provided herein and subject to appropriate adjustment to reflect any subdivision of outstanding Common Stock (by any stock split, share or stock dividend, recapitalization or otherwise) or combination of outstanding Common Stock (by consolidation, combination, reverse stock split or otherwise), repayment or reduction of capital or other event giving rise to an adjustment of the nominal amount of such Common Stock hereafter.

(x) “Delisting Event” means any of the following: (A) the Common Stock is not listed on the Principal Market or (B) trading in the Common Stock on the Principal Market is suspended for a period exceeding five Trading Days.

(xi) “Dollars” or “$” means United States Dollars.

(xii) “Eligible Market” means the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE American, or the Nasdaq Capital Market.

(xiii) “Excess Conversion Shares” means, with respect to each conversion of this Note (in whole or in part) during the Authorized Share Conversion Restriction Period, including, for the avoidance of doubt, each Major Transaction Conversion in respect of a Company Share Major Transaction, the number of Conversion Shares (if any) issuable upon such conversion (disregarding for such purpose the Beneficial Ownership Cap, the Cap Allocation Amount, the existence of the Authorized Share Conversion Restriction Period and any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such conversion and issuance) in excess of the Cap Allocation Amount in effect immediately prior to such conversion.

(xiv) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(xv) “Freely Tradeable Shares” means Shares that, at the time of issuance thereof, (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are the subject of an effective registration statement that is available for the resale thereof, as provided for in the Registration Rights Agreement, and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction.

(xvi) “Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Facility Agreement.

(xvii) “Issuance Date” means March 11, 2020, regardless of any exchange or replacement hereof.

(xviii) “Major Transaction” means any of the following events:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold at least 50% of the Common Stock or (b) no longer have the ability to elect at least 50% of the members of the board of directors of the Company or (2) as a result of which Common Stock shall be converted into or re-designated as (or the holders of shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (other than to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation); or

(B) the sale or transfer (other than to a wholly owned subsidiary of the Company that is a Loan Party) in a single transaction or series of related transactions of (i) all or substantially all of the assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries) or (ii) assets of the Company or its Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of the Company. For purposes of this clause (B), “Enterprise Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (as defined below in Section 3(b)) multiplied by (y) the per share closing price of the Common Stock on such date plus (II) the amount of the Company’s debt as shown on the latest financial statements filed with the SEC (the “Current Financial Statements”) less (III) the amount of cash and cash equivalents of the Company as shown on the Current Financial Statements; or

(C) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;

(D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company; or

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(E) the Common Stock ceases to be listed, traded or publicly quoted on the NASDAQ Stock Market LLC and are not promptly re-listed or requoted on an Eligible Market; or

(F) the Common Stock ceases to be registered under Section 12 of the Exchange Act;

provided, however, that a transaction or transactions described in clause (A) above shall not constitute a Major Transaction, if at least 90% of the consideration received or to be received by the holders of Common Stock, excluding cash payments for fractional shares, in connection with such transaction or transactions, consists of freely tradable, unrestricted common shares or ordinary shares (“Equity Shares”) of a Qualified Issuer (as defined below) that are listed on an Eligible Market or will be so listed when issued or exchanged in connection with such transaction or transactions and if as a result of such transaction or transactions the obligations of the Company under the Notes and the Facility Agreement are assumed by such Qualified Issuer, and such notes thereafter become convertible at any time and from time to time, pursuant to the terms hereof, into such Equity Shares, including with such appropriate revisions to the Conversion Price and to Schedule I hereto to reflect the conversion ratio to be received by holders of Common Stock in such transaction as shall be reasonably satisfactory to the Holder. An issuer is a “Qualified Issuer” if, as of the 5th Trading Date prior to the announcement of the foregoing transaction its Market Cap (as defined below) is at least $450 million. “Market Cap” shall mean the product of the number of outstanding Equity Securities and the Volume Weighted Average Price of such securities, both determined as of the foregoing 5th Trading Day.

(xix) “Major Transaction Company Shares” shall have the meaning set forth in Section 3(a) hereof.

(xx) “Major Transaction Conversion Period” means the period beginning upon receipt by the Holder of the Major Transaction Notice (as defined below) in respect of the applicable Major Transaction and ending (1) in the case of a Successor Major Transaction (as defined below), on the later of (A) five (5) Trading Days prior to consummation of such Major Transaction and (B) fifteen (15) Trading Days after the Holder’s receipt of the last Major Transaction Change Notice received by the Holder in respect of such Major Transaction, and (2) in the case of a Company Share Major Transaction (as defined below), at such time as all Principal amounts have been theretofore repaid, converted and/or otherwise satisfied in full hereunder and under the Facility Agreement.

(xxi) “Maturity Date” means the sixth anniversary of the Issuance Date, subject to the terms specified in the Facility Agreement.

(xxii) “Pending Redemption Period” means the period commencing on the date an Optional Redemption Notice is delivered hereunder and ending on the earlier of the date (which shall not be prior to the applicable Optional Redemption Date) the Optional Redemption Price payable to the Holder thereunder is paid in full and the date the Pending Redemption Period is terminated by the Holder in accordance with Section 7(d) or in accordance with Section 7(c).

(xxiii) “Optional Redemption Price” means the Principal amount of this Note to be redeemed pursuant to an Optional Redemption.

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(xxiv) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or a political subdivision thereof.

(xxv) “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xxvi) “Principal Market” means the Eligible Market on which the Common Stock is primarily listed on and quoted for trading, which as of the Issuance Date, shall be the NASDAQ Global Select Market.

(xxvii) “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares (as defined below), (B) the Company fails use its best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement registering Conversion Shares, or fails to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statement required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement registering Conversion Shares on or before the Additional Filing Deadline or fails to use its best efforts to cause such new Registration Statement to become effective on or before the Additional Registration Deadline, (D) the Company fails to file any amendment to any Registration Statement registering Conversion Shares, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement registering Conversion Shares within twenty (20) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its best efforts to cause such amendment and/or new Registration Statement to become effective within forty-five (45) days of the applicable Registration Trigger Date, (E) any Registration Statement required to be filed under the Registration Rights Agreement registering Conversion Shares, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of any Conversion Shares constituting Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and to obtain effectiveness with the SEC of an additional Registration Statement registering Conversion Shares or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), and (F) the Company fails to provide a written response to any comments to the foregoing Registration Statements submitted by the SEC within twenty (20) days of the date that such SEC comments are received by the Company.

(xxviii) “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement dated as of October 12, 2022, among the Company and the Lenders and other Investors party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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(xxix) “Required Note Holders” means Holders of at least 50.1% of the aggregate principal amount of the Notes outstanding.

(xxx) “SEC” means the Securities and Exchange Commission.

(xxxi) “Securities Act” means the Securities Act of 1933, as amended.

(xxxii) “Shares” means shares of Common Stock.

(xxxiii) “Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the date the applicable Conversion Notice (as defined below) is received or deemed received by the Company.

(xxxiv) “Successor Entity” means any Person purchasing the Company’s assets or Common Stock in a Major Transaction, or any successor entity resulting from such Major Transaction.

(xxxv) “Trading Day” means any day on which shares of Common Stock are traded for any period on the Principal Market.

(xxxvi) “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price of such security on the Principal Market as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by the Required Note Holders and the Company (“Bloomberg”) or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the “over the counter” Bulletin Board (or any successor) or in the Pink Open Market (or any successor) by the OTC Markets Group, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Notes being converted for which the calculation of the Volume Weighted Average Price is required in order to determine the Conversion Price of such Notes.

2. Conversion Rights. This Note may be converted into Shares on the terms and conditions set forth in this Section 2 and, where applicable, Section 3.

(a) Conversion at Option of the Holder. Subject to Section 2(h), on or after the date hereof, the Holder shall be entitled to convert all or any part of the Principal into, and the Company shall issue, fully paid Shares, ranking pari passu with the fully paid Shares then in issue (the “Conversion Shares”) in accordance with this Section 2 and, if applicable, Section 3, at the Conversion Rate (as defined in Section 2(b)). If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up to the nearest whole share. Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Shares upon conversion of this Note or otherwise

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issue any Common Stock pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of Shares then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.985% of the total number of shares of Common Stock then issued (excluding treasury shares) (the “Beneficial Ownership Cap”); provided, however, that the Beneficial Ownership Cap shall only apply to the extent that shares of Common Stock are deemed to constitute “equity securities” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Shares then outstanding.

(b) Conversion Rate. The number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

The Conversion Rate shall be subject to adjustment in connection with a Major Transaction Conversion (as defined below) in accordance with and subject to the provisions of Section 3 hereof.

(c) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert a Conversion Amount into Conversion Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A or, in the case of a Major Transaction Conversion for Major Transaction Company Shares (as defined below), a Major Transaction Conversion Notice (such applicable notice, the “Conversion Notice”) to the Company (Attention: Oliver Bennett, Esq., Email: oliver.bennett@sientra.com), and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction).

(ii) Company’s Response. Upon receipt or deemed receipt by the Company of a copy of a Conversion Notice, the Company (I) shall immediately send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice (which confirmation shall include the Company’s determination of the number of Excess Conversion Shares (if any) and any Cash Settlement Amount applicable to such Conversion Notice) to the Holder and the Company’s

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designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Trading Day (or, if earlier, the last day of the Standard Settlement Period) following the date of receipt or deemed receipt by the Company of such Conversion Notice or, in the case of Major Transaction Company Shares, within the period provided in Section 3(d) (the “Share Delivery Date”); (A) provided that the Holder or its designee is eligible to receive Shares through DTC, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a share or stock certificate (as the case may be), registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. If this Note is submitted for conversion, and the Principal represented by this Note is greater than the Principal being converted, then the Company shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted and cancel this Note. This Note and the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares if any of the Unrestricted Conditions (as defined below) is met.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or any Cash Settlement Amount or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of Conversion Shares that is not disputed, and shall pay the Cash Settlement Amount that is not disputed, and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile or electronic mail within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile or electronic mail (A) the disputed determination of the Conversion Price or the Cash Settlement Amount to an independent, reputable investment banking firm agreed to by the Company and the Required Note Holders, or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent registered public accounting firm, as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to consummation of such Major Transaction.

(iv) Record Holder. The person or persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares upon delivery of the Conversion Notice via facsimile, electronic mail or otherwise

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in accordance with the terms hereof; provided, for the avoidance of doubt, that during the Authorized Share Conversion Restriction Period, upon the conversion of this Note for Excess Conversion Shares, the Holder shall not be deemed to be a holder of such Excess Conversion Shares.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If within three (3) Business Days after the Company’s receipt of the facsimile or electronic mail copy of a Conversion Notice or deemed receipt of a Conversion Notice or, in the case of a conversion of this Note during the Cash Settlement Period in respect of Excess Conversion Shares, the date by which the Cash Settlement Amount is payable (the “Cash Damages Trigger Date”) the Company shall fail (i) to issue and deliver a certificate to the Holder for, or credit the Holder’s or its designee’s balance account with DTC with, the number of Conversion Shares (free of any restrictive legend if any of the Unrestricted Conditions (as defined below) is met) to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount, or (ii) pay such Cash Settlement Amount, then in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Company shall pay additional damages to the Holder for each 30-day period (prorated for any partial period) after the Cash Damages Trigger Date such conversion is not timely effected in an amount equal to one and one-half percent (1.5%) of (y) in the case of a failure to timely deliver Conversion Shares, the product of (I) the number of Conversion Shares not issued to the Holder or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the Share Delivery Date or (z) in the case of a failure to timely pay a Cash Settlement Amount, such Cash Settlement Amount. Alternatively, subject to Section 2(c)(iii), at the election of the Holder made in the Holder’s sole discretion, the Company shall (I) pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement), 105% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares purchased to make delivery in satisfaction of a sale by the Holder of the Conversion Shares to which the Holder is entitled but has not received upon a conversion exceeds (B) the net proceeds received by the Holder from the sale of the Shares to which the Holder is entitled but has not received upon such conversion, and (II) at the option of the Holder, by notice to the Company made via email prior to receipt by the Holder of the Conversion Shares, either reinstate the portion of this Note and equivalent number of Conversion Shares for which such conversion was not honored or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

(B) Void Conversion Notice. If for any reason the Holder has not received all of the Conversion Shares prior to the fifteenth (15th) Business Day after the Share Delivery Date with respect to a

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conversion of this Note or, in the case of Excess Conversion Shares, has not received all of the Cash Settlement Amount by the due date therefor (a “Conversion Failure”), then the Holder, upon written notice to the Company (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice or, in the case of Excess Conversion Shares, with respect to which a Cash Settlement Amount has not been paid; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

(C) Event of Default. A Conversion Failure shall constitute an immediate Event of Default under the Facility Agreement and entitle the Lenders to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed. The Holder and the Company shall maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or redemption. Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(d) Taxes. The Company shall pay any and all Other Taxes that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of this Note. For greater certainty, the provisions of Section 2.4 of the Facility Agreement shall apply with respect to any and all Taxes with respect to payments by the Company (or any other applicable Credit Party) hereunder, including with respect to the delivery of Conversion Shares upon the conversion of this Note.

(e) Legends.

(i) Restrictive Legend. The Holder understands that until such time as this Note or the Conversion Shares have been registered under the Securities Act and applicable state securities laws as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Note and the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities):

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF” SALE.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT DATED AS OF OCTOBER 12, 2022, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

The Conversion Shares may be issued without registration thereof under the Securities Act in reliance on a valid exemption under the Securities Act.

(ii) Removal of Restrictive Legends. This Note and the certificates evidencing the Conversion Shares (including any Major Transaction Company Shares), as applicable, shall not contain any securities legend restricting the transfer thereof (including the legends set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of the Conversion Shares is effective under the Securities Act, or (B) following any sale of such Note and/or Conversion Shares pursuant to such a registration statement or Rule 144, or (C) if such Note or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1), or (D) if at any time on or after the date hereof (y) the Holder certifies that it is not an “affiliate” within the meaning of such term under Rule 144 and that the Holder’s holding period for purposes of Rule 144 and, in the case of the Conversion Shares, subsection (d)(3)(ii) thereof with respect to such Note and/or Conversion Shares is at least six (6) months, and (z) if such holding period is less than twelve (12) months, the Company has filed all reports on Form 10-K and Form 10-Q required to be filed by the Company during the preceding twelve (12) months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions have been satisfied, if required by the Company’s transfer agent to effect the issuance of this Note or the Conversion Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any of the Conversion Shares, then such Conversion Shares shall be issued free of all United States legends. The Company agrees that

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following the Effective Date or at such time as any of the Unrestricted Conditions is met or such United States legend is otherwise no longer required under this Section 2(e), it will, no later than two (2) Trading Days Day (or, if fewer, the number of days comprising the Standard Settlement Period) following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Note and a certificate representing Conversion Shares, as applicable, issued with a restrictive United States legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder this Note and/or a certificate (or electronic transfer) representing such Shares that is free from all restrictive and other United States legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement and covering the Conversion Shares has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive securities legend from this Note and any certificates representing securities as set forth in Section 2(e)(i) above is predicated upon the Company’s reliance that the Holder will sell this Note or any Conversion Shares, as applicable, pursuant to either the registration requirements of the Securities Act and applicable state securities laws, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Dividend, Subdivision, Combination or Reclassification. If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock, or capitalization of profits or reserves, payable in shares of its Capital Stock (including Common Stock), other than a dividend for which the Holder would be entitled to participate pursuant to Section 6, (B) subdivide the outstanding shares of Common Stock into a larger number of shares of Common Stock, (C) consolidate or combine the outstanding shares of Common Stock into a smaller number of shares of its Common Stock or (D) issue any shares of its Capital Stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), or (E) repay or reduce its capital or otherwise adjust the nominal value of its Shares, then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date shall be entitled to receive the aggregate number and kind of shares of its Capital Stock which, if this Note had been converted immediately prior to such date, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend on the Common Stock, or capitalization of profits or reserves, payable in shares of its Capital Stock (including Common Stock) is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 2 from and after such record date).

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(g) Authorized Share Cap. Notwithstanding anything to the contrary contained herein, during the Authorized Share Conversion Restriction Period, the Company shall not issue, upon conversion of this Note (in whole or in part) Shares in an amount greater than the difference of (i) the Authorized Share Cap Amount, as then in effect, minus (ii) the aggregate number of Conversion Shares and Warrant Shares (as defined in the Warrants) (in each case, subject to appropriate adjustment for any Stock Event that occurs after the issuance of any Conversion Shares or Warrant Shares, as applicable) issued prior to such time upon conversion of Notes and exercise of Warrants by the Holder (subject to adjustment as provided herein, the “Cap Allocation Amount”). In the event that the Holder shall sell or otherwise transfer this Note (in whole or in part), the Cap Allocation Amount applicable hereto immediately prior to such transfer shall be allocated to the Note acquired by the transferee as shall be determined by the Holder and such transferee.

(h) Cash Settlement. Upon the conversion of this Note (in whole or in part) by the Holder during the Cash Settlement Period, the Company shall not issue any Excess Conversion Shares, and, in lieu of delivering Excess Conversion Shares, shall pay to the Holder an amount in cash (the “Cash Settlement Amount”) equal to the product of (A) the number of Excess Conversion Shares (including, for the avoidance of doubt, in the case of any Major Transaction Conversion in respect of a Company Share Major Transaction, the Base Conversion Shares and the Additional Conversion Shares), multiplied by (B) the Closing Price on the Trading Day immediately preceding the Conversion Date. For the avoidance of doubt, the Holder shall not be required to specify (in a Conversion Notice or otherwise) whether a conversion would result in Excess Conversion Shares or require payment of a Cash Settlement Amount. Notwithstanding anything to the contrary contained herein, if the Holder delivers a Conversion Notice at any time during the Authorized Share Conversion Restriction Period, any Principal elected to be converted pursuant to such Conversion Notice (but solely to the extent in respect of any applicable Excess Conversion Shares) shall be deemed to be outstanding, and shall continue to bear interest, until the date the Cash Settlement Amount in respect of such Principal shall have been paid to the Holder (except, for the avoidance of doubt, that if the Holder delivers a Void Conversion Notice with respect thereto, such Principal shall thereafter remain outstanding and bear interest until it is otherwise satisfied or converted in accordance with the terms hereof and of the Facility Agreement). The Cash Settlement Amount shall be paid, in cash, to the Holder within three (3) Business Days following the Conversion Date in accordance with instructions provided by Holder for payments under the Facility Agreement. In the event that (i) the Company consummates a Major Transaction, the Company shall pay, or cause the relevant Successor Entity to pay, to each Holder, concurrently with the consummation of such Major Transaction, all Cash Settlement Amounts payable to the Holder that remain unpaid as of the date such Major Transaction is consummated or (ii) the Obligations become due and payable pursuant to the Facility Agreement, all Cash Settlement Amounts that remain unpaid and are not yet due and payable shall simultaneously become due and payable to the each Holder to which such Cash Settlement Amounts are then payable.

3. Rights Upon Major Transaction. In the event that a Major Transaction occurs, then the Holder, at its option, may (i) require the Company to repay in cash all or a portion of the principal amount outstanding on the Holder’s Notes plus all accrued and unpaid Interest thereon and any other amounts payable under the Facility Agreement (including the Make Whole Amount), in accordance with Section 5.19 of the Facility Agreement or (ii) convert all or a portion of the principal amount outstanding in accordance with the provisions of this Section 3 (a “Major

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Transaction Conversion”) and cause the Company to pay to the Holder all accrued and unpaid Interest under this Note. The Holder shall have the right to waive its rights under this Section 3 with respect to such Major Transaction.

(a) Major Transaction Conversion. In the event that a Major Transaction occurs, then (1) in the case of a transaction covered by the provisions of clause (A) of the definition of “Major Transaction” in which the Common Stock of the Company is converted into the right to receive cash, securities of another entity and/or other assets (a “Successor Major Transaction”), the Holder, at its option, may convert, in whole or in part, the outstanding principal amount under this Note into the right to receive upon consummation of the Major Transaction, the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that the Holder would have received had such Holder converted the Major Transaction Conversion Amount (as defined below) into Base Conversion Shares and Additional Conversion Shares (as defined below and without regard to the Beneficial Ownership Cap, the Cap Allocation Amount, the existence of the Authorized Share Conversion Restriction Period and any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such conversion and issuance) immediately prior to the consummation of such Major Transaction (the “Successor Consideration”) and (2) in the case of any other Major Transactions not covered under clause (1) above (a “Company Share Major Transaction”), the Holder shall have the right to convert, in whole or in part, and from time to time, the outstanding principal amount under this Note into Base Conversion Shares and Additional Conversion Shares (or to the extent such Base Conversion Shares and/or Additional Conversion Shares constitute Excess Conversion Shares, the Cash Settlement Amount with respect thereto), without regard to the Cap Allocation Amount (“Major Transaction Company Shares”).

(b) Base Conversion Shares and Additional Conversion Shares. Notwithstanding anything herein to the contrary, with respect to any conversion or deemed conversion effected in connection with a Major Transaction pursuant to this Section 3, the aggregate total number of Major Transaction Company Shares (or applicable Cash Settlement Amounts) into which all or any portion of the principal amount of this Note may be converted or, the aggregate number of conversion shares to be used for calculating the Successor Consideration, as applicable, shall be calculated to be the sum of (a) the number of shares of Common Stock into which the principal amount of this Note then being converted would otherwise be converted as calculated under Section 2 hereof (such number of shares, the “Base Conversion Shares”), plus (b) the number of shares of Common Stock equal to the product of (x) the Additional Share Coefficient (as such term is defined and determined for each $1,000 of principal amount of this Note on Schedule I attached hereto and made a part hereof) for such Major Transaction and (y) a fraction the numerator of which is the amount of the principal amount of this Note then being converted and the denominator of which is $1,000 (such number of shares of Common Stock calculated in accordance with this clause (b), the “Additional Conversion Shares”).

(c) Notice; Major Transaction Conversion Election. At least thirty (30) days prior to the consummation of any Major Transaction but, in any event, within one (1) Business Day following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public

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announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via (i) facsimile or electronic mail and (ii) overnight courier to the Holder (a “Major Transaction Notice”); provided, however, that, with respect to any Major Transaction that is not a Successor Major Transaction, the applicable deadline by which the Company must deliver the Major Transaction Notice shall be within one (1) Business Day following (x) the date of the first public announcement by any Person of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the first public announcement by any Person of such Major Transaction if such announcement is made on or after 4:00 p.m., New York City time; and provided, further, that the Company shall make a public announcement of any Major Transaction not later than two (2) Trading Days after the Company first has knowledge of the occurrence thereof. Any Major Transaction Change Notice or other notice delivered or re-sent (or required to be delivered or re-sent) by or on behalf of the Company pursuant to this Section 3 shall be delivered (or re-sent, as applicable) to the Holder and its counsel by email or overnight courier. Each Major Transaction Notice shall prominently indicate that it is a “Major Transaction Notice” and the subject of any email that contains or attaches a Major Transaction Notice shall be “Sientra – Major Transaction Notice.” Each Major Transaction Notice shall set forth the date on which the applicable Major Transaction has been or will be consummated (or, if such date is not known, the Company’s good faith estimate of the date of such consummation). If a Major Transaction shall not have been consummated within thirty (30) days following the date the Major Transaction Notice with respect thereto shall have first been delivered to the Holder, then promptly following such thirtieth (30th) day, such Major Transaction Notice shall be re-sent in accordance with this Section 3(c) (excepting the time period requirement for delivery set forth above and provided, that such notice shall be updated, if applicable, to reflect the Company’s good faith estimate of the date on which the Major Transaction will be consummated as of the date such notice is re-sent). Without limiting the rights and remedies of the Holder hereunder or under the Facility Documents or otherwise at law or in equity, the failure to timely deliver or re-send any Major Transaction Notice or other notice pursuant to this Section 3 or to include any required information in such notice shall toll any time period hereunder for any response responding to, or taking any action following, such notice by the Holder. At any time during the Major Transaction Conversion Period, the Holder may elect to effect a Major Transaction Conversion by delivering written notice thereof (“Major Transaction Conversion Notice”) to the Company, which Major Transaction Conversion Notice shall indicate the portion of the Note (the “Major Transaction Conversion Amount”), calculated with reference to the principal amount outstanding that the Holder is electing to treat as a Major Transaction Conversion. For the avoidance of doubt, the Holder shall be permitted to make successive conversions and send successive Major Transaction Conversion Notices in respect of a Company Share Major Transaction from time to time at any time during the Major Transaction Conversion Period.

(d) Settlement of Major Transaction Conversion. Following the receipt of a Major Transaction Conversion Notice from the Holder, the Company shall not effect a Successor Major Transaction that is being treated as a Major Transaction Conversion unless at the time of the execution of the definitive documentation relating to such Major Transaction it obtains the written agreement of the Successor Entity that payment or issuance of the Successor Consideration plus accrued and unpaid interest through the date of payment, shall be made to the Holder prior to consummation of such Major Transaction and such payment or issuance, as the case may be, shall be a

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condition precedent to consummation of such Major Transaction. Concurrently upon closing of such Successor Major Transaction, the Company shall pay or issue, as the case may be, or shall instruct any escrow agent for the transaction to pay or issue, and will cause the Successor Entity to issue and/or pay, the applicable Successor Consideration, plus accrued and unpaid interest through the date of payment. Any Major Transaction Company Shares issuable in respect of a Company Share Major Transaction shall be issued to the Holder within three (3) Trading Days following the date of each Major Transaction Conversion Notice.

(e) Damages. Following the receipt of a Major Transaction Conversion Notice from the Holder, in the event that the Company attempts to consummate a Successor Major Transaction without obtaining the written agreement of the Successor Entity described in subsection (d) above, the Holder shall have the right to apply for an injunction in any state or federal courts sitting within Wilmington, Delaware to prevent the closing of such Major Transaction until the Successor Consideration is satisfied to the Holder in full.

Notwithstanding anything to the contrary contained herein and without derogating any obligations or rights herein, until the Holder receives its appropriate payment or securities, plus any accrued and unpaid interest under this Note, in accordance with the provisions of this Section 3, this Note may be converted, in whole or in part, by the Holder into Shares, or in the event that such payments and/or shares have not been delivered prior to the consummation of the Successor Major Transaction in which the Company is not the surviving parent entity, Common Stock (or its equivalent) of the Successor Entity at an appropriate conversion price based upon the prevailing Conversion Rate (as adjusted hereunder) at the time of such Major Transaction and price per share or conversion ratio received by holders of Common Stock in the Major Transaction.

4. Registration Failures. Upon any Registration Failure, in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Registration Rights Agreement and this Note, the Company shall pay additional damages to the Holder for each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to one and one-half percent (1.5%) of such Holder’s original principal amount of this Note on the date of such Registration Failure. Such payments shall accrue until the earlier of (i) such time as the Registration Failure has been cured and (ii) the date on which all of the Conversion Shares may be sold without restriction under Rule 144 (including, without limitation, volume restrictions and without the need for the availability of current public information under Rule 144). All such payments that accrue under this Section 4 shall be payable no later than five (5) business days following such date of accrual.

5. Voting Rights. Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until delivery of the Conversion Notice relating to the conversion of this Note upon which such Conversion Shares are issuable.

6. Participation. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock to the same extent as if the Holder had converted this Note into shares of Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the

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preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. To the extent the payment of any dividend or making of any distribution pursuant to this Section 6 would result in a Holder receiving Shares or other voting equity securities in excess of the Beneficial Ownership Cap or Cap Allocation Amount, such Holder shall not receive such excess Shares and, in lieu thereof, the Company shall pay to such Holder in cash an amount equal to the product of (i) the number of such excess Shares multiplied by (ii) the difference produced by subtracting the Conversion Price from the Closing Market Price immediately prior to the making of such dividend or distribution. For the avoidance of doubt, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if it had held the number of Shares acquirable upon conversion in full of this Note (without regard to any limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance) held by the Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

7. Optional Redemption.

(a) Subject to the terms, conditions and limitations set forth in this Section 7, the Company shall have the right to redeem (an “Optional Redemption”) the Principal amount of this Note for the Optional Redemption Price. The Company shall not effect any Optional Redemption under this Note unless, contemporaneously with such Optional Redemption, the Company effects an Optional Redemption under all of the other Original Loan Convertible Notes in accordance with the terms thereof, on a pro rata basis, based upon the respective applicable original principal amount of each of the Notes outstanding as of the date the Optional Redemption Notice is delivered to the holders of the Notes.

(b) To effect an Optional Redemption, the Company shall send a written notice via electronic mail to the Holder (an “Optional Redemption Notice”) at any time between 4:00 p.m. and 5:00 p.m., New York City time, on a Trading Day and shall also deliver the Optional Redemption Notice to the Holder by overnight courier for delivery on the next Business Day. Each Optional Redemption Notice shall certify that the applicable conditions set forth in this Section 7 have been satisfied and shall indicate: (i) that the Company has elected to effect an Optional Redemption, (ii) the Principal amount hereunder that the Company is electing to redeem (the “Principal Redemption Amount”), (iii) the Optional Redemption Date, (iv) the aggregate principal amount of all Notes outstanding as of the date of the Optional Redemption Notice, (v) the aggregate principal amount of the Notes to be redeemed on the Optional Redemption Date, (vi) the number of shares underlying the Warrant(s) issuable to the Holder in respect of the Principal Redemption Amount (the “Warrant Share Number”) and the other terms of such Warrants in accordance with Section 2.9 of the Facility Agreement, and (vii) if the applicable Optional Redemption is conditional upon the consummation of a transaction as permitted by Section 7(c), a statement to such effect and a summary description of the transaction on which the applicable Optional Redemption is conditioned. Simultaneously with the delivery of an Optional Redemption Notice

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to the Holder hereunder, the Company shall send an Optional Redemption Notice to the holders of each of the other Original Loan Convertible Notes in respect of the applicable principal amount of such Notes.

(c) If the Company elects to exercise its Optional Redemption right, it shall fix (and specify in the applicable Optional Redemption Notice) a date for redemption (an “Optional Redemption Date”), which shall be at least two (2) Trading Days prior to the Maturity Date and at least thirty (30) days but no more than sixty (60) days following the date the applicable Optional Redemption Notice is delivered to the holders of Notes. The Optional Redemption Notice (and each Optional Redemption Notice delivered to holders of the other Original Loan Convertible Notes) shall be irrevocable (subject to the termination right of the Holder pursuant to Section 7(d)) and, upon delivery of an Optional Redemption Notice, the Optional Redemption Price, less the sum of all Redemption Period Conversion Amounts (as defined below), together with accrued and unpaid interest thereon through the date of payment thereof (and any other amounts payable thereon under the Facility Agreement, including the Make Whole Amount) shall become due and payable, and a Warrant in respect of the Warrant Share Number applicable to the Principal Redemption Amount shall become issuable in accordance with Section 2.9 of the Facility Agreement, on the Optional Redemption Date; provided that an Optional Redemption may be conditional upon the consummation of a specified transaction, if so indicated in the applicable Optional Redemption Notice, on the proposed Optional Redemption Date. In the event that the Optional Redemption is conditional upon consummation of a transaction, the Company shall notify the Holder, and publicly disclose, by no later than 8:00 a.m. (New York City time) on the Optional Redemption Date whether the applicable transaction has been consummated and, accordingly, the applicable condition has been satisfied. For the avoidance of doubt, the condition shall only be deemed satisfied if so publicly disclosed as such, and upon public disclosure that the transaction has not been consummated and the condition has not been satisfied, any conversion that is conditional upon such condition being satisfied shall be null and void and of no force or effect. The failure to pay in full the amount payable to the Holder on the Optional Redemption Date and to issue a Warrant to the Holder in accordance with Section 2.9 of the Facility Agreement shall constitute an Event of Default under the Facility Agreement. For the avoidance of doubt, the Holder may convert all or any portion of this Note into Shares in accordance with Section 2 at any time and from time to time during each Pending Redemption Period. In the event that an Optional Redemption is conditional upon the consummation of a specified transaction, each Conversion Notice delivered during the Pending Redemption Period applicable to such Optional Redemption may, at the Holder’s election, specify that the conversion of this Note contemplated thereby shall be conditional upon the consummation of such specified transaction, in which case, such conversion shall be effective upon the consummation of such transaction and, notwithstanding anything to the contrary contained herein, the Conversion Date with respect thereto shall be the date such transaction is consummated. If the Principal Redemption Amount specified in an Optional Redemption Notice is less than the entire Principal amount, the Principal amount specified in each Conversion Notice delivered by the Holder during the Pending Redemption Period in respect of such Optional Redemption Notice (a “Redemption Period Conversion Amount”) shall be applied (i) first, to reduce, on a dollar-for-dollar basis, the Principal amount of this Note in excess of the Principal Redemption Amount until such excess Principal amount is reduced to zero dollars ($0) and (ii) thereafter, to reduce, on a dollar-for-dollar basis, the Principal Redemption Amount until all of such Principal Redemption Amount shall have been converted.

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(d) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Required Note Holders, the Company shall not deliver an Optional Redemption Notice, and the Company shall not affect any Optional Redemption, (i) during the occurrence of a Delisting Event, (ii) unless all Conversion Shares, including Additional Conversion Shares, and all Warrant Shares will constitute Freely Tradeable Shares, as applicable, upon the issuance thereof and the representations and warranties set forth in the Warrant shall be true and correct in all respects, (iii) unless the Stockholder Approval shall have been obtained, the Charter Effective Time and any Reverse Split Effective Time shall have occurred and there shall be sufficient authorized, unissued and unreserved (other than for issuance pursuant to the Convertible Notes and the Warrants) Shares to provide for the issuance of the maximum total number of Shares (including Additional Shares) that are then issuable or may thereafter become issuable upon conversion of the Convertible Notes and the exercise in full of the Warrants (in each case, without regard to the Beneficial Ownership Cap, the Cap Allocation Amount, the existence of the Authorized Share Conversion Restriction Period and any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such conversion and issuance), (iv) if the Transfer Agent for the Common Stock is not participating in DTC’s Fast Automated Securities Transfer Program, (v) if a Conversion Failure shall have occurred and be continuing, or (vi) if the Optional Redemption is conditional upon the consummation of a transaction, unless the Company has entered into a binding agreement with respect to such transaction or, in the case of a financing transaction, has received a binding commitment letter in customary form with respect to such financing transaction (collectively, the “Redemption Conditions”), except to the extent the Required Note Holders have waived any such Redemption Condition by written notice to the Company. The Company covenants that no information contained in any Optional Redemption Notice will constitute, and the delivery of an Optional Redemption Notice will not constitute, material non-public information. If any of the Redemption Conditions is not satisfied at any time following the delivery of an Optional Redemption Notice and prior to the Optional Redemption Date in respect of Optional Redemption, the Company shall immediately notify the Holder of such failure and (regardless of whether the Company shall have notified the Holder of such failure), by written notice delivered by the Holder to the Company at any time prior to the Optional Redemption Date, the Required Note Holders may elect to terminate the Pending Redemption Period, whereupon the Optional Redemption Notice shall be voided, the Pending Redemption Period shall cease, and the Optional Redemption shall not be effected.

8. Certain Provisions Related to Common Stock Issued Hereunder.

(a) Sufficient Shares of Common Stock. Except to the extent otherwise provided in Section 5.21 of the Facility Agreement, the Company shall provide, free from preemptive rights, out of the Company’s authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes held by the Holder from time to time as such Notes are presented for conversion (assuming that at the time of computation of such number of shares of Common Stock, all such Notes would be converted by the Holder into Conversion Shares (without regard to the Beneficial Ownership Cap)). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire Principal convertible under this Note (other than to the extent permitted by Section 5.21 of the Facility Agreement), the Company will use reasonable best efforts to take such corporate action

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as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, calling a special meeting of stockholders and/or any other relevant corporate body to amend the Company’s charter increasing the authorized share capital of the sufficiently high to meet the Company’s obligations under this Section 8(a).

(b) Fully-Paid. The Company covenants that all shares of Common Stock issued upon conversion of Notes held by the Holder will be fully paid by the Company and free from all taxes, liens and charges with respect to the issue thereof.

9. Amendment; Waiver. The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Required Note Holders.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Facility Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.1 of the Facility Agreement.

14. Restrictions on Transfer.

(a) Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D under the Securities Act. None of the Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws

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including, without limitation, pursuant to Rule 144 (or, in the case of this Note, Rule 144A) under the Securities Act or pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal SEC interpretation or guidance, such as a so-called “4(a)(1) and a half” transaction.

(b) Assignment. Subject to Section 13(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Note, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective principal amount of the Note to be assigned to each assignee. The Company shall effect the assignment within five (5) Trading Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(a)(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(a)(1) and half” transaction.

15. Obligations of the Company. For so long as any conversion rights under this Note remain capable of being exercised, the Company will (a) keep available for issue out of its authorized but unissued shares capital free from pre-emptive rights such number of shares of Common Stock as would enable the Conversion Shares to be issued in full, and (b) will not, without the consent of the Holder, make any alteration to its certificate of incorporation which could have a material adverse effect on the rights attaching to the Common Stock or the rights of the Holder; provided that alterations to (i) increase the number of authorized shares of Common Stock, (ii) provide the terms for and issue shares of preferred stock of the Company or (iii) effect a stock split of the Common Stock shall not be deemed to have a material adverse effect on the rights attaching to the Common Stock or the rights of the Holder.

16. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

17. Cancellation. After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

18. Registered Note. In order to qualify as a “registered note” for purposes of the Code, transfer of this Note may be effected only by (i) surrender of this Note to the Company and the re-issuance of this Note to the transferee, or the Company’s issuance to the Holder of a new note in the same

Execution Version

form as this Note but with the transferee denoted as the Holder, or (ii) the recording of the identity of the transferee by the Affiliate of the Holder that is maintaining a record ownership register of this Note as a non-fiduciary agent of, and on behalf of, the Company for the tax purposes set forth herein. Such Affiliate in its capacity as such agent shall notify the Company in writing immediately upon any change in such identity. Any attempted transfer in violation of the relevant provisions of this Note shall be void and of no force and effect. Until there has been a valid transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Company shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Note).

19. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Facility Agreement.

20. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note and all disputes arising hereunder shall be governed by, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company (a) agrees that any legal action or proceeding with respect to this Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought exclusively in any state or federal court located within Wilmington, Delaware, (b) irrevocably waives any objections which the Company may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, (c) further irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum and (d) hereby consents that personal service of summons or other legal process may be made as set forth in Section 8.3 of the Facility Agreement. EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS NOTE OR ANY OTHER FACILITY DOCUMENT.

20. Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event. All cash payments to be made pursuant to this Note shall be made in Dollars. In connection with any conversion or assignment of this Note, no ink-original Conversion Notice or instrument of assignment or transfer, as applicable, shall be required, nor

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shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice, other notice hereunder or instrument of assignment or transfer be required.

21. Execution. A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by facsimile, electronic mail or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. The Company hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, electronic mail or other similar electronic transmission device, as a defense to the Company’s execution of this Note. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

SIENTRA, INC.

By:
Name:
Title:

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Exhibit A

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) of Sientra, Inc. a Delaware corporation (the “Company”), in the original principal amount of $50,000,000. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: ____________________

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue shares of Common Stock into which the Note is being converted in the following name:

Issue to:

Date:

DTC Participant Number and Name:

Account Number:

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Exhibit B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $_____________ from Sientra, Inc., a Delaware corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint _______________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated: ____________________	Signature ____________________

Fill in for new registration of Note:

Name

Address
Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note in every particular, without alteration or enlargement or any change whatsoever.

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Exhibit C

FORM OF OPINION

___________, 20__

[_______________]

Re: Sientra, Inc., a Delaware corporation (the “Company”)

Dear Sir:

[_______________] (“[__________]”) intends to transfer its Convertible Note in the principal amount of $____________ (the “Note”) of the Company to ______________ (“__________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection herewith, we have examined such documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Note by ________to _________ may be effected without registration under the Securities Act, provided, however, that the Note to be transferred to ______________ shall contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Note is subject to a stop order.

The foregoing opinion is furnished only to ____________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

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Schedule 1

The “Additional Share Coefficient” shall mean the number of additional shares of Common Stock issuable per $1,000 of principal amount of the Note upon a Major Transaction and shall be the additional share number set forth on the chart with respect to the “Share Price Result” on the “y” axis and the corresponding “Remaining Note Life” on the “x” axis; provided, however, that to the extent the actual Share Price Result (as defined below) falls between two data points on the “y” axis and/or the actual date of the Major Transaction falls between two data points on the “x” axis, the “Additional Share Coefficient” shall be determined by calculating the arithmetic mean between (i) the result obtained for the Share Price Result based on the linear interpolation between the additional share numbers corresponding to the two Share Price Result data points and (ii) the result obtained for the Remaining Note Life based on the linear interpolation between the two additional share numbers corresponding to the two Remaining Note Life data points; and provided further, however, that in the event of any adjustment to the Conversion Price pursuant to Section 2 of this Note, the numbers of additional shares of Common Stock issuable per $1,000 of principal amount of this Note as set forth in the chart below shall be deemed adjusted pro rata with any adjustment resulting from the adjustment to the Conversion Price that would be made to the number of shares of Common Stock then convertible with respect to $1,000 of principal amount of this Note as calculated under Section 2 of this Note. For purposes of the chart below, the “Share Price Result” shall be the greater of: (i) the last sales price of shares of Common Stock on the NASDAQ Global Select Market, or, if that is not the principal trading market for shares of Common Stock, such principal market on which shares of Common Stock are traded or listed (the “Closing Market Price”) immediately prior to the consummation of the Major Transaction or (ii) in the case of a Major Transaction in which holders of shares of Common Stock receive solely cash consideration in connection with such major Transaction, the cash amount payable per share of Common Stock in such Major Transaction. If the actual Share Price Result is greater than $30.00 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), or if the actual Shares Price Result is less than $1.50 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), then no additional shares shall be issuable.

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Additional Shares per $1,000 Principal

Remaining Note Life (Yrs)

	Stock Price	5	4	3	2	1	0
		3/11/2020	3/11/2021	3/11/2022	3/11/2023	3/11/2024	3/11/2025
	1.5	32.3681	23.6102	14.5162	6.1948	0.7887	0.0000
	2	47.6543	36.8549	26.1064	14.4730	3.6427	0.0000
Share	2.5	61.3279	50.4586	38.3699	24.7676	9.7431	0.0000
Price	3	73.6595	62.9265	50.4796	36.4851	18.6522	0.0000
Result	4	85.2826	84.6909	73.4358	59.7784	41.5539	0.0000
($)	5	67.4489	59.0445	49.3409	37.5640	22.1096	0.0000
	6	47.9865	40.6248	32.4075	22.4336	10.7393	0.0000
	7	35.6668	29.1310	22.2595	14.2543	5.5064	0.0000
	8	27.2713	21.8073	15.8467	9.4367	3.0896	0.0000
	10	17.2035	12.9929	8.8427	4.6056	1.2365	0.0000
	12.5	10.6991	7.7225	4.8643	2.3522	0.6497	0.0000
	15	7.2182	5.0310	3.0539	1.4285	0.4678	0.0000
	17.5	5.1569	3.5069	2.0997	1.0095	0.3832	0.0000
	20	3.8799	2.6258	1.5523	0.7842	0.3311	0.0000
	25	2.4480	1.6451	1.0125	0.5601	0.2633	0.0000
	30	1.7369	1.1779	0.7534	0.4492	0.2193	0.0000

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